EXHIBIT 99.1

FOR IMMEDIATE RELEASE

PREMIER FINANCIAL CORP. ANNOUNCES FIRST QUARTER 2024 RESULTS

Declared dividend of $0.31 per share

First Quarter 2024 Highlights

•
Deposit average balances up 2.6% annualized
•
Earning asset average balances up 1.0% annualized
•
Loans/Deposits ratio down 110 basis points
•
Non-interest income up 6.0%
•
Non-interest expenses down 7% from first quarter 2023 or flat excluding insurance agency expenses
•
Delinquent loans down 12% and net charge-offs down 11 basis points to 0.02%
•
All regulatory capital ratios up including Tier 1 up 30 basis points to 12.49%

DEFIANCE, OHIO (April 23, 2024) – Premier Financial Corp. (Nasdaq: PFC) (“Premier” or the “Company”) announced today 2024 first quarter results. Net income for the first quarter of 2024 was $17.8 million, or $0.50 per diluted common share, compared to $18.1 million, or $0.51 per diluted common share, for the first quarter of 2023.

“Premier’s overall financial performance for the first quarter was generally in line with our expectations,” said Gary Small, President and CEO of Premier. “Many elements of the business are off to a strong start, and there are clearly areas of opportunity to focus on.”

“The commercial business got off to a slow start in January and February as clients seemed to pause to evaluate interest rate expectations, macroeconomic environmental factors, etc.” Small continued. “Our clients showed a preference for using their cash on hand to finance capital expenditures and larger working capital needs versus traditional borrowing habits or drawing down on lines of credit. March saw a return to more typical commercial activity for the bank, with stronger new business numbers and an expanded business pipeline.”

“Our consumer households continue to manage their finances effectively,” continued Small. Delinquencies declined for the quarter, net charge-off levels remain low, and average consumer deposits grew 7.5% annualized from December to March.”

“Overall, we saw very positive average linked quarter deposit growth while average loan totals were flat on a linked quarter basis,” Small continued. “We have projected modest loan and deposit growth for the year and remain confident in our ability to deliver on the full year growth objectives.”

EXHIBIT 99.1

“Non-interest income was boosted by continued strong asset management revenue, and the residential mortgage team posted better than anticipated results,” continued Small. “The ‘new build’ housing market, a strength for the organization, remains active and represented approximately 50% of our origination activity during the quarter. The organization’s quarterly expense run rate was favorable and we anticipate continued favorable expense performance over the course of the year.”

“Credit costs were favorable for the quarter,” added Small. “Net charge-offs are running lower than our initial full year assumption. A strong economy, continued low unemployment, and modest loan growth targets combined with low delinquencies and non-performing asset levels support our expectation for continued favorable credit results.”

Quarterly results

Net interest income and margin

Net interest income of $49.6 million on a tax equivalent (“TE”) basis in the first quarter of 2024 was down 5.6% from $52.6 million in the fourth quarter of 2023 and down 12.0% from $56.3 million in the first quarter of 2023. The TE net interest margin of 2.50% in the first quarter of 2024 decreased 15 basis points from 2.65% in the fourth quarter of 2023 and 40 basis points from 2.90% in the first quarter of 2023. These results are primarily impacted by deposit balance/cost increases and loan balance/yield decreases.

Total deposits increased 2.3% annualized, or $40.3 million, during the first quarter of 2024, due to a $13.5 million increase in customer deposits (up 0.8% annualized) and an increase of $26.8 million in brokered deposits. Total average interest-bearing deposit costs increased 18 basis points to 3.01% for the first quarter of 2024. This increase was primarily due to new customer acquisitions and the migration of customers from non-interest-bearing deposits into interest-bearing deposits, including higher cost time deposits, as customers continue to seek better yields. Total average customer deposit costs including non-interest bearing and excluding brokered deposits and acquisition marks were 2.29% during the month of March, representing a cumulative beta of 40% compared to the change in the monthly average effective Federal Funds rate that increased 525 basis points to 5.33% since December 2021, as reported by the Federal Reserve Economic Data.

Total loans including held-for-sale decreased 3.1% annualized, or $53.8 million, during the first quarter of 2024, primarily due to a $28.8 million decrease in commercial loans and a $15.8 million decrease in mortgage loans including held-for-sale. Total average loan yields decreased two basis points to 5.19% for the first quarter of 2024. This decrease was primarily due to paydowns of floating-rate commercial lines of credit and payoffs of certain higher yielding fixed-rate loans. Total average loan yields excluding PPP, balance sheet hedges and acquisition marks were 5.29% during the month of March (up 5 basis points from 5.24% in December), representing a cumulative beta of 29% compared to the change in the monthly average effective Federal Funds rate for the same period.

“Net interest income remains the most challenging profitability component we face,” said Small. “For the quarter, we experienced a sharper decline than anticipated. There were three primary drivers of the decline: lower commercial non-interest-bearing deposit balances tied to increased client utilization of cash on hand, continued mix migration from lower to higher yielding deposit products, and slightly below plan average loan balances for the quarter. We anticipate recovering a good portion of commercial non-interest-bearing deposit balances as clients rebuild their

EXHIBIT 99.1

liquidity, and we expect average loan balances to rebound in the near term. Regarding mix migration, we initiated actions in early March designed to lower our deposit portfolio funding costs. Results to-date have been encouraging, and the effort will be expanded. While Premier’s performance will clearly benefit from future rate cuts initiated by the Federal Reserve, we are committed to managing the business issues within our control to achieve a better outcome today.”

Non-interest income

Total non-interest income in the first quarter of 2024 of $12.5 million was up 6.0% from $11.8 million in the fourth quarter of 2023, and up 61.5% from $7.7 million in the first quarter of 2023, excluding insurance commissions, primarily due to fluctuations in mortgage banking and gains/losses on securities. Mortgage banking income increased $1.5 million on a linked quarter basis and $2.6 million year-over-year, primarily as a result of fluctuations in gain margins and MSR valuation adjustments.

Security losses were $37 thousand in the first quarter of 2024, compared to gains of $675 thousand in the fourth quarter of 2023 and losses of $1.4 million in the first quarter of 2023, primarily due to valuation changes on equity securities. Service fees in the first quarter of 2024 were $6.5 million, a 4.3% decrease from $6.8 million in the fourth quarter of 2023, but a 0.6% increase from $6.4 million in the first quarter of 2023. This change was primarily due to fluctuations in loan fees, including commercial customer swap activity. Due to the insurance agency sale in the second quarter of 2023, there were no insurance commissions in the first quarter of 2024, compared to $4.7 million in the first quarter of 2023. Wealth management income of $1.7 million in the first quarter of 2024 was down slightly from $1.8 million in the fourth quarter of 2023 and 15.4% higher than $1.5 million in the first quarter of 2023. BOLI income of $1.7 million in the first quarter of 2024 included $0.5 million of claim gains, compared to $1.5 million in the fourth quarter of 2023, including $0.5 million of claim gains, and $1.4 million in the first quarter of 2023, including $0.4 million of claim gains.

Non-interest expenses

Non-interest expenses in the first quarter of 2024 were $39.9 million, a 5.3% increase from $37.9 million in the fourth quarter of 2023, but a 6.8% decrease from $42.8 million in the first quarter of 2023. Compensation and benefits were $23.4 million in the first quarter of 2024, compared to $21.0 million in the fourth quarter of 2023 and $25.7 million in the first quarter of 2023. The linked quarter increase was primarily due to annual merit increases and lower deferred costs as a result of lower loan production. The year-over-year decrease was primarily due to the insurance agency sale, partially offset by costs related to higher staffing levels and higher base compensation, including 2024 annual adjustments. Data processing costs were $4.7 million in the first quarter of 2024, compared to $4.7 million in the fourth quarter of 2023 and $3.9 million in the first quarter of 2023, with the year-over-year increase primarily due to the new digital platform launched in October 2023. All other non-interest expenses decreased a net $0.4 million on a linked quarter basis due to cost saving initiatives and decreased a net $1.4 million on a year-over-year basis due to the insurance agency sale and cost saving initiatives. The efficiency ratio for the first quarter of 2024 was 64.2% compared to 59.5% in the fourth quarter of 2023 and 60.9% in the first quarter of 2023.

“Our cost containment efforts continue to be successful with first quarter expenses coming in less than expected,” said Paul Nungester, CFO of Premier. “Similar to 2023, we are committed to cost saving initiatives to help alleviate on-going net interest income challenges.”

EXHIBIT 99.1

Credit quality

Non-performing assets totaled $39.3 million, or 0.46% of assets, at March 31, 2024, an increase from $35.7 million at December 31, 2023, and from $34.8 million at March 31, 2023. Loan delinquencies decreased to $18.3 million, or 0.27% of loans, at March 31, 2024, from $20.9 million at December 31, 2023, but increased from $11.1 million at March 31, 2023. Criticized loans totaled $191.5 million, or 2.78% of loans, as of March 31, 2024, an increase from $186.4 million at December 31, 2023, and from $123.9 million at March 31, 2023.

The 2024 first quarter results include net charge-offs of $0.4 million and a total provision benefit of $0.1 million, compared with net loan charge-offs of $2.5 million and a total provision expense of $3.7 million for the same period in 2023. The change in provision is due to both lower charge-offs and a decrease in loans during the first quarter of 2024 compared to an increase in loans during the first quarter of 2023.The allowance for credit losses as a percentage of total loans was 1.15% at March 31, 2024, compared with 1.14% at December 31, 2023, and 1.13% at March 31, 2023.

Total assets at $8.63 billion

Total assets at March 31, 2024, were $8.63 billion, compared to $8.63 billion at December 31, 2023, and $8.56 billion at March 31, 2023. Loans receivable were $6.69 billion at March 31, 2024, compared to $6.74 billion at December 31, 2023, and $6.58 billion at March 31, 2023. Securities at March 31, 2024, were $1.02 billion, compared to $0.95 billion at December 31, 2023, and $1.00 billion at March 31, 2023. All securities are either AFS or trading and are reflected at fair value on the balance sheet. Also, at March 31, 2024, goodwill and other intangible assets totaled $306.8 million compared to $307.8 million at December 31, 2023, and $335.8 million at March 31, 2023, with the year-over-year decrease primarily due to the insurance agency sale.

Total non-brokered deposits at March 31, 2024, were $6.81 billion, compared with $6.80 billion at December 31, 2023, and $6.62 billion at March 31, 2023. At March 31, 2024, customer deposits increased $13.5 million on a linked quarter basis, or 0.8% annualized. Brokered deposits were $368.8 million at March 31, 2024, compared to $341.9 million at December 31, 2023 and $154.9 million at March 31, 2023. FHLB borrowings declined to $253.0 million at March 31, 2024, from $280.0 million at December 31, 2023, and from $658.0 million at March 31, 2023.

Total stockholders’ equity was $974.3 million at March 31, 2024, compared to $975.6 million at December 31, 2023, and $914.5 million at March 31, 2023. The quarterly decrease in stockholders’ equity was primarily due to a decrease in AOCI, which included $5.3 million for a negative valuation adjustment on the AFS securities portfolio, mostly offset by net earnings after dividends. The year-over-year increase was primarily due to net earnings after dividends including the impact the insurance agency sale offset partially offset by a decrease in AOCI, which included $4.6 million for negative valuation adjustments on the AFS securities portfolio. At March 31, 2024, 1,199,634 common shares remained available for repurchase under the Company’s existing repurchase program.

Regulatory ratios all improved during the first quarter of 2024, including CET1 of 11.99%, Tier 1 of 12.49% and Total Capital of 14.35%. All of these ratios also exceed well-capitalized guidelines pro forma for including accumulated other comprehensive income (“AOCI”), including CET1 of 9.66%, Tier 1 of 10.16% and Total Capital of 12.03%.

“We continue to carefully manage capital levels in light of the current uncertain economic environment,” said Nungester. “Tangible equity was essentially flat from prior quarter with net

EXHIBIT 99.1

income offsetting dividends and a decrease in AOCI. Regulatory ratios each increased approximately 30 basis points to further enhance our capital foundation.”

Dividend to be paid May 10

The Board of Directors declared a quarterly cash dividend of $0.31 per common share payable May 10, 2024, to shareholders of record at the close of business on May 3, 2024. The dividend represents an annual dividend of 6.16% percent based on the Premier common stock closing price on April 22, 2024. Premier has approximately 35,814,000 common shares outstanding.

Conference call

Premier will host a conference call at 10:00 a.m. ET on Wednesday, April 24, 2024, to discuss the earnings results and business trends. The conference call may be accessed by calling 1-833-470-1428 and using access code 477589. Internet access to the call is also available (in listen-only mode) at the following URL: https://events.q4inc.com/attendee/254838453. The webcast replay of the conference call will be available at www.PremierFinCorp.com for one year.

About Premier Financial Corp.

Premier Financial Corp. (Nasdaq: PFC), headquartered in Defiance, Ohio, is the holding company for Premier Bank. Premier Bank, headquartered in Youngstown, Ohio, operates 76 branches and 9 loan offices in Ohio, Michigan, Indiana and Pennsylvania and also serves clients through a team of wealth professionals dedicated to each community banking branch. For more information, visit the company’s website at PremierFinCorp.com.

Financial Statements and Highlights Follow-

Safe Harbor Statement

This document may contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. These statements may include, but are not limited to, statements regarding projections, forecasts, goals and plans of Premier Financial Corp. and its management, future movements of interests, loan or deposit production levels, future credit quality ratios, future strength in the market area, and growth projections. These statements do not describe historical or current facts and may be identified by words such as “intend,” “intent,” “believe,” “expect,” “estimate,” “target,” “plan,” “anticipate,” or similar words or phrases, or future or conditional verbs such as “will,” “would,” “should,” “could,” “might,” “may,” “can,” or similar verbs. There can be no assurances that the forward-looking statements included in this presentation will prove to be accurate. In light of the significant uncertainties in the forward-looking statements, the inclusion of such information should not be regarded as a representation by Premier or any other persons, that our objectives and plans will be achieved. Forward-looking statements involve numerous risks and uncertainties, any one or more of which could affect Premier’s business and financial results in future periods and could cause actual results to differ materially from plans and projections. These risks and uncertainties include, but not limited to: financial markets, our customers, and our business and results of operation; disruptions in the mortgage market; risks and uncertainties inherent in general and local banking, insurance and mortgage conditions; political uncertainty; uncertainty in U.S. fiscal or monetary policy including interest rate policies of the Federal Reserve; uncertainty concerning or disruptions relating to tensions surrounding the current socioeconomic landscape; competitive factors specific to markets in which Premier and its subsidiaries operate; increasing competition for financial products from other financial institutions and nonbank financial technology companies; future interest rates and changes or volatility in interest rate levels; legislative or regulatory rulemaking or actions; capital market conditions; security breaches or unauthorized disclosure of confidential customer or Company information; interruptions in the effective operation of information and transaction processing systems of Premier or Premier’s vendors and service providers; failures or delays in integrating or adopting new technology; the impact of the cessation of LIBOR interest rates and implementation of a replacement rate; and other risks and uncertainties detailed from time to time in our Securities and Exchange Commission (SEC) filings, including our Annual Report on Form 10-K for the year ended December 31, 2023 and any further amendments thereto. All forward-looking statements made in this presentation are based on information presently available to the management of Premier and speak only as of the date on which they are made. We assume no obligation to update any forward-looking statements, whether as a result of new information, future developments or otherwise, except as may be required by law. As required by U.S. GAAP, Premier will evaluate the impact of subsequent events through the issuance date of its March 31, 2024, consolidated financial statements as part of its Quarterly Report on Form 10-Q to be filed with the SEC. Accordingly, subsequent events could occur that may cause Premier to update its critical accounting estimates and to revise its financial information from that which is contained in this news release.

Non-GAAP Reporting Measures

We believe that net income, as defined by U.S. GAAP, is the most appropriate earnings measurement. However, we consider core net interest income, core net income and core pre-tax pre-provision income to be a useful supplemental measure of our operating performance. We define core net interest income as net interest income on a tax-equivalent basis excluding income from PPP loans and purchase accounting marks

EXHIBIT 99.1

accretion. We define core net income as net income excluding the after-tax impact of the insurance agency gain on sale and related transaction costs. We define core pre-tax pre-provision income as pre-tax pre-provision income excluding the pre-tax impact of the insurance agency gain on sale and related transaction costs. We believe that these metrics are useful supplemental measures of operating performance because investors and equity analysts may use these measures to compare the operating performance of the Company between periods or as compared to other financial institutions or other companies on a consistent basis without having to account for income from PPP loans, purchase accounting marks accretion or the insurance agency sale. Our supplemental reporting measures and similarly entitled financial measures are widely used by investors, equity and debt analysts and ratings agencies in the valuation, comparison, rating and investment recommendations of companies. Our management uses these financial measures to facilitate internal and external comparisons to historical operating results and in making operating decisions. Additionally, they are utilized by the Board of Directors to evaluate management. The supplemental reporting measures do not represent net income or cash flow provided from operating activities as determined in accordance with U.S. GAAP and should not be considered as alternative measures of profitability or liquidity. Finally, the supplemental reporting measures, as defined by us, may not be comparable to similarly entitled items reported by other financial institutions or other companies. Please see the exhibits for reconciliations of our supplemental reporting measures.

EXHIBIT 99.1

Consolidated Balance Sheets (Unaudited)
Premier Financial Corp.

	March 31,	December 31,	September 30,	June 30,	March 31,
(in thousands)	2024	2023	2023	2023	2023

Assets
Cash and cash equivalents
Cash and amounts due from depositories	$57,956	$81,973	$70,642	$71,096	$68,628
Interest-bearing deposits	31,725	32,783	46,855	50,631	88,399
	89,681	114,756	117,497	121,727	157,027

Available-for-sale, carried at fair value	1,014,433	946,708	911,184	961,123	998,128
Equity securities, carried at fair value	5,736	5,773	5,860	6,458	6,387
Securities investments	1,020,169	952,481	917,044	967,581	1,004,515

Loans (1)	6,693,745	6,739,387	6,696,869	6,708,568	6,575,829
Allowance for credit losses - loans	(76,679)	(76,512)	(76,513)	(75,921)	(74,273)
Loans, net	6,617,066	6,662,875	6,620,356	6,632,647	6,501,556
Loans held for sale	137,523	145,641	135,218	128,079	119,604
Mortgage servicing rights	18,628	18,696	19,642	20,160	20,654
Accrued interest receivable	34,795	33,446	34,648	30,056	29,388
Federal Home Loan Bank stock	26,075	21,760	25,049	39,887	37,056
Bank Owned Life Insurance	182,203	181,544	172,906	171,856	170,841
Office properties and equipment	57,231	56,878	55,679	55,736	55,982
Real estate and other assets held for sale	255	243	387	561	393
Goodwill	295,602	295,602	295,602	295,602	317,988
Core deposit and other intangibles	11,196	12,186	13,220	14,298	17,804
Other assets	140,630	129,841	155,628	138,021	129,508
Total Assets	$8,631,054	$8,625,949	$8,562,876	$8,616,211	$8,562,316

Liabilities and Stockholders’ Equity
Non-interest-bearing deposits	$1,467,161	$1,591,979	$1,545,595	$1,573,837	$1,649,726
Interest-bearing deposits	5,347,444	5,209,123	5,127,863	5,007,358	4,969,436
Brokered deposits	368,782	341,944	392,181	413,237	154,869
Total deposits	7,183,387	7,143,046	7,065,639	6,994,432	6,774,031
Advances from FHLB	253,000	280,000	339,000	455,000	658,000
Subordinated debentures	85,261	85,229	85,197	85,166	85,123
Advance payments by borrowers	16,861	23,277	22,781	26,045	26,300
Reserve for credit losses - unfunded commitments	3,614	4,307	4,690	5,708	6,577
Other liabilities	114,590	114,463	126,002	112,889	97,835
Total Liabilities	7,656,713	7,650,322	7,643,309	7,679,240	7,647,866
Stockholders’ Equity
Preferred stock	-	-	-	-	-
Common stock, net	306	306	306	306	306
Additional paid-in-capital	689,468	690,585	690,038	689,579	689,807
Accumulated other comprehensive income (loss)	(162,081)	(153,719)	(200,282)	(168,721)	(153,709)
Retained earnings	576,648	569,937	560,945	547,336	510,021
Treasury stock, at cost	(130,000)	(131,482)	(131,440)	(131,529)	(131,975)
Total Stockholders’ Equity	974,341	975,627	919,567	936,971	914,450
Total Liabilities and Stockholders’ Equity	$8,631,054	$8,625,949	$8,562,876	$8,616,211	$8,562,316

(1) Includes PPP loans of:	$417	$469	$526	$577	$791

EXHIBIT 99.1

Consolidated Statements of Income (Unaudited)
Premier Financial Corp.
	Three Months Ended
(in thousands, except per share amounts)	3/31/24	12/31/23	9/30/23	6/30/23	3/31/23
Interest Income:
Loans	$87,597	$87,924	$86,612	$81,616	$76,057
Investment securities	7,602	7,013	6,943	6,997	7,261
Interest-bearing deposits	609	740	652	641	444
FHLB stock dividends	534	621	690	905	394
Total interest income	96,342	96,298	94,897	90,159	84,156
Interest Expense:
Deposits	42,567	39,250	34,874	26,825	21,458
FHLB advances	3,039	3,328	4,597	8,217	5,336
Subordinated debentures	1,162	1,169	1,162	1,125	1,075
Notes Payable	-	-	-	-	-
Total interest expense	46,768	43,747	40,633	36,167	27,869
Net interest income	49,574	52,551	54,264	53,992	56,287
Provision (benefit) for credit losses - loans	560	2,143	245	1,410	3,944
Provision (benefit) for credit losses - unfunded commitments	(693)	(382)	(1,018)	(870)	(238)
Total provision (benefit) for credit losses	(133)	1,761	(773)	540	3,706
Net interest income after provision	49,707	50,790	55,037	53,452	52,581
Non-interest Income:
Service fees and other charges	6,467	6,761	6,947	7,190	6,428
Mortgage banking income	2,350	802	3,274	2,940	(274)
Gain (loss) on sale of non-mortgage loans	67	94	-	71	-
Gain (loss) on sale of available for sale securities	-	10	-	(7)	34
Gain (loss) on equity securities	(37)	665	256	71	(1,445)
Gain on sale of insurance agency	-	-	-	36,296	-
Insurance commissions	-	-	-	4,131	4,725
Wealth management income	1,713	1,791	1,509	1,537	1,485
Income from Bank Owned Life Insurance	1,697	1,532	1,050	1,015	1,417
Other non-interest income	239	134	217	102	92
Total Non-interest Income	12,496	11,789	13,253	53,346	12,462
Non-interest Expense:
Compensation and benefits	23,394	20,963	21,813	24,175	25,658
Occupancy	3,365	3,318	3,145	3,320	3,574
FDIC insurance premium	1,120	1,383	1,346	1,786	1,288
Financial institutions tax	1,035	761	989	961	852
Data processing	4,670	4,678	4,010	3,640	3,863
Amortization of intangibles	990	1,033	1,078	1,223	1,270
Transaction costs	-	-	-	3,652	-
Other non-interest expense	5,326	5,757	5,671	5,738	6,286
Total Non-interest Expense	39,900	37,893	38,052	44,495	42,791
Income before income taxes	22,303	24,686	30,238	62,303	22,252
Income tax expense	4,514	4,616	5,551	13,912	4,103
Net Income	$17,789	$20,070	$24,687	$48,391	$18,149

Earnings per common share:
Basic	$0.50	$0.56	$0.69	$1.35	$0.51
Diluted	$0.50	$0.56	$0.69	$1.35	$0.51

Average Shares Outstanding:
Basic	35,772	35,655	35,730	35,722	35,606
Diluted	35,771	35,772	35,794	35,800	35,719

EXHIBIT 99.1

Premier Financial Corp.
Selected Quarterly Information
	Three Months Ended
(dollars in thousands, except per share data)	3/31/24	12/31/23	9/30/23	6/30/23	3/31/23
Summary of Operations
Tax-equivalent interest income (1)	$96,417	$96,340	$94,951	$90,226	$84,260
Interest expense	46,768	43,747	40,633	36,167	27,869
Tax-equivalent net interest income (1)	49,649	52,593	54,318	54,059	56,391
Provision expense for credit losses	(133)	1,761	(773)	540	3,706
Non-interest income (ex securities gains/losses)	12,533	11,114	12,997	53,282	13,873
Core non-interest income (ex securities gains/losses) (2)	12,533	11,114	12,997	16,986	13,873
Non-interest expense	39,900	37,893	38,052	44,495	42,791
Core non-interest expense (2)	39,900	37,893	38,052	40,843	42,791
Income tax expense	4,514	4,616	5,551	13,912	4,103
Net income	17,789	20,070	24,687	48,391	18,149
Core net income (2)	17,789	20,070	24,687	24,230	18,149
Tax equivalent adjustment (1)	75	42	54	67	104
At Period End
Total assets	$8,631,054	$8,625,949	$8,562,876	$8,616,211	$8,562,316
Goodwill and intangibles	306,798	307,788	308,822	309,900	335,792
Tangible assets (3)	8,324,256	8,318,161	8,254,054	8,306,311	8,226,524
Earning assets	7,832,558	7,815,540	7,744,522	7,818,825	7,751,130
Loans	6,693,745	6,739,387	6,696,869	6,708,568	6,575,829
Allowance for loan losses	76,679	76,512	76,513	75,921	74,273
Deposits	7,183,387	7,143,046	7,065,639	6,994,432	6,774,031
Stockholders’ equity	974,341	975,627	919,567	936,971	914,450
Stockholders’ equity / assets	11.29%	11.31%	10.74%	10.87%	10.68%
Tangible equity (3)	667,543	667,839	610,745	627,071	578,658
Tangible equity / tangible assets	8.02%	8.03%	7.40%	7.55%	7.03%
Average Balances
Total assets	$8,591,947	$8,536,193	$8,582,219	$8,597,786	$8,433,100
Earning assets	7,956,887	7,936,648	7,969,363	7,951,520	7,783,850
Loans	6,745,823	6,754,782	6,763,232	6,714,240	6,535,080
Deposits and interest-bearing liabilities	7,476,431	7,447,324	7,486,595	7,538,674	7,385,946
Deposits	7,144,343	7,098,265	7,045,827	6,799,605	6,833,521
Stockholders’ equity	974,560	930,835	939,456	921,441	901,587
Goodwill and intangibles	307,226	308,243	309,330	334,862	336,418
Tangible equity (3)	667,334	622,592	630,126	586,579	565,169
Per Common Share Data
Earnings per share ("EPS") - Basic	$0.50	$0.56	$0.69	$1.35	$0.51
EPS - Diluted	0.50	0.56	0.69	1.35	0.51
EPS - Core diluted (2)	0.50	0.56	0.69	0.68	0.51
Dividends Paid	0.31	0.31	0.31	0.31	0.31
Market Value:
High	$24.50	$24.87	$22.89	$21.01	$27.80
Low	18.68	15.79	15.70	13.60	20.39
Close	20.30	24.10	17.06	16.02	20.73
Common Book Value	27.20	27.31	25.74	26.23	25.61
Tangible Common Book Value (3)	18.64	18.69	17.09	17.55	16.21
Shares outstanding, end of period (000s)	35,817	35,730	35,731	35,727	35,701
Performance Ratios (annualized)
Tax-equivalent net interest margin (1)	2.50%	2.65%	2.73%	2.72%	2.90%

EXHIBIT 99.1

Return on average assets	0.83%	0.93%	1.14%	2.26%	0.86%
Core return on average assets (2)	0.83%	0.93%	1.14%	1.13%	0.86%
Return on average equity	7.34%	8.55%	10.43%	21.06%	8.07%
Core return on average equity (2)	7.34%	8.55%	10.43%	10.55%	8.07%
Return on average tangible equity	10.72%	12.79%	15.54%	33.09%	12.88%
Core return on average tangible equity (2)	10.72%	12.79%	15.54%	16.57%	10.51%
Efficiency ratio (4)	64.17%	59.48%	56.53%	41.45%	60.90%
Core efficiency ratio (2)	64.17%	59.48%	56.53%	57.49%	60.90%
Non-interest expenses / average assets	1.87%	1.76%	1.76%	2.08%	2.06%
Core non-interest expenses / average assets	1.87%	1.76%	1.76%	1.91%	2.06%
Effective tax rate	20.24%	18.70%	18.36%	22.33%	18.44%
Common dividend payout ratio	62.00%	55.36%	44.93%	22.96%	60.78%
(1) Interest income on tax-exempt securities and loans has been adjusted to a tax-equivalent basis using the statutory federal income tax rate of 21%.
(2) Core items exclude the impact of insurance agency disposition related items. See non-GAAP reconciliations.

(3) Tangible assets = total assets less the sum of goodwill and core deposit and other intangibles. Tangible equity = total stockholders' equity less the sum of goodwill, core deposit and other intangibles, and preferred stock. Tangible common book value = tangible equity divided by shares outstanding at the end of the period.

(4) Efficiency ratio = Non-interest expense divided by sum of tax-equivalent net interest income plus non-interest income, excluding securities gains or losses, net.

EXHIBIT 99.1

Premier Financial Corp.
Yield Analysis
(dollars in thousands)	Three Months Ended
	3/31/24	12/31/23	9/30/23	6/30/23	3/31/23
Average Balances
Interest-earning assets:
Loans receivable (1)	$6,745,823	$6,754,782	$6,763,232	$6,714,240	$6,535,080
Securities	1,152,346	1,121,231	1,137,730	1,155,451	1,190,359
Interest Bearing Deposits	34,924	36,761	38,210	36,730	35,056
FHLB stock	23,794	23,874	30,191	45,099	30,353
Total interest-earning assets	7,956,887	7,936,648	7,969,363	7,951,520	7,790,848
Non-interest-earning assets	635,060	599,545	612,856	646,266	642,252
Total assets	$8,591,947	$8,536,193	$8,582,219	$8,597,786	$8,433,100
Deposits and Interest-bearing Liabilities:
Interest bearing deposits	$5,650,823	$5,541,498	$5,490,945	$5,195,727	$5,078,510
FHLB advances and other	246,846	263,848	355,576	653,923	467,311
Subordinated debentures	85,242	85,211	85,179	85,146	85,114
Notes payable	-	-	13	-	-
Total interest-bearing liabilities	5,982,911	5,890,557	5,931,713	5,934,796	5,630,935
Non-interest bearing deposits	1,493,520	1,556,767	1,554,882	1,603,878	1,755,011
Total including non-interest-bearing deposits	7,476,431	7,447,324	7,486,595	7,538,674	7,385,946
Other non-interest-bearing liabilities	140,956	158,034	156,168	137,671	145,567
Total liabilities	7,617,387	7,605,358	7,642,763	7,676,345	7,531,513
Stockholders' equity	974,560	930,835	939,456	921,441	901,587
Total liabilities and stockholders' equity	$8,591,947	$8,536,193	$8,582,219	$8,597,786	$8,433,100
IEAs/IBLs	133%	135%	134%	134%	138%

Interest Income/Expense
Interest-earning assets:
Loans receivable (2)	$87,603	$87,929	$86,618	$81,622	$76,063
Securities (2)	7,671	7,050	6,991	7,058	7,359
Interest Bearing Deposits	609	740	652	641	444
FHLB stock	534	621	690	905	394
Total interest-earning assets	96,417	96,340	94,951	90,226	84,260
Deposits and Interest-bearing Liabilities:
Interest bearing deposits	$42,567	$39,250	$34,874	$26,825	$21,458
FHLB advances and other	3,039	3,328	4,597	8,217	5,336
Subordinated debentures	1,162	1,169	1,162	1,125	1,075
Notes payable	-	-	-	-	-
Total interest-bearing liabilities	46,768	43,747	40,633	36,167	27,869
Non-interest bearing deposits	-	-	-	-	-
Total including non-interest-bearing deposits	46,768	43,747	40,633	36,167	27,869
Net interest income	$49,649	$52,593	$54,318	$54,059	$56,391

Annualized Average Rates
Interest-earning assets:
Loans receivable	5.19%	5.21%	5.12%	4.86%	4.66%
Securities (3)	2.66%	2.52%	2.46%	2.44%	2.47%
Interest Bearing Deposits	6.98%	8.05%	6.83%	6.98%	5.07%
FHLB stock	8.98%	10.40%	9.14%	8.03%	5.19%
Total interest-earning assets	4.85%	4.86%	4.77%	4.54%	4.33%
Deposits and Interest-bearing Liabilities:
Interest bearing deposits	3.01%	2.83%	2.54%	2.07%	1.69%
FHLB advances and other	4.92%	5.05%	5.17%	5.03%	4.57%

EXHIBIT 99.1

Subordinated debentures	5.45%	5.49%	5.46%	5.29%	5.05%
Notes payable	-	-	-	-	-
Total interest-bearing liabilities	3.13%	2.97%	2.74%	2.44%	1.98%
Non-interest bearing deposits	-	-	-	-	-
Total including non-interest-bearing deposits	2.50%	2.35%	2.17%	1.92%	1.51%
Net interest spread	1.72%	1.89%	2.03%	2.10%	2.35%
Net interest margin (4)	2.50%	2.65%	2.73%	2.72%	2.90%

(1) Includes average PPP loans of:	$442	$495	$553	$673	$965

(2) Interest on certain tax exempt loans and securities is not taxable for Federal income tax purposes. In order to compare the tax-exempt yields on these assets to taxable yields, the interest earned on these assets is adjusted to a pre-tax equivalent amount based on the marginal corporate federal income tax rate of 21%.

(3) Securities yield = annualized interest income divided by the average balance of securities, excluding average unrealized gains/losses.
(4) Net interest margin is tax equivalent net interest income divided by average interest-earning assets.

EXHIBIT 99.1

Premier Financial Corp.
Deposits and Liquidity
(dollars in thousands)
	As of and for the Three Months Ended
	3/31/24	12/31/23	9/30/23	6/30/23	3/31/23
Ending Balances
Non-interest-bearing demand deposits	$1,467,161	$1,591,979	$1,545,595	$1,573,837	$1,649,726
Savings deposits	656,122	677,679	709,938	748,392	775,186
Interest-bearing demand deposits	553,331	565,757	580,069	594,325	646,329
Money market account deposits	1,426,809	1,374,526	1,279,551	1,282,721	1,342,451
Time deposits	1,051,955	998,002	925,353	904,717	856,720
Public funds, ICS and CDARS deposits	1,659,227	1,593,159	1,632,952	1,477,203	1,348,750
Brokered deposits	368,782	341,944	392,181	413,237	154,869
Total deposits	$7,183,387	$7,143,046	$7,065,639	$6,994,432	$6,774,031

Average Balances
Non-interest-bearing demand deposits	$1,493,520	$1,556,767	$1,554,882	$1,603,878	$1,755,011
Savings deposits	663,786	691,295	728,545	762,074	782,215
Interest-bearing demand deposits	547,168	557,210	575,744	603,572	637,423
Money market account deposits	1,411,075	1,331,623	1,278,381	1,311,177	1,430,905
Time deposits	1,025,946	959,420	912,579	872,991	825,652
Public funds, ICS and CDARS deposits	1,618,554	1,614,339	1,573,213	1,399,749	1,232,230
Brokered deposits	384,294	387,611	422,483	246,164	170,085
Total deposits	$7,144,343	$7,098,265	$7,045,827	$6,799,605	$6,833,521

Average Rates
Non-interest-bearing demand deposits	0.00%	0.00%	0.00%	0.00%	0.00%
Savings deposits	0.03%	0.03%	0.03%	0.02%	0.02%
Interest-bearing demand deposits	0.12%	0.13%	0.11%	0.10%	0.07%
Money market account deposits	2.83%	2.65%	2.02%	1.73%	1.54%
Time deposits	3.55%	3.15%	2.68%	2.27%	1.83%
Public funds, ICS and CDARS deposits	4.48%	4.30%	4.18%	3.71%	3.32%
Brokered deposits	5.33%	5.46%	5.36%	4.92%	4.19%
Total deposits	2.38%	2.21%	1.98%	1.58%	1.26%

Other Deposits Data
Loans/Deposits Ratio	93.2%	94.3%	94.8%	95.9%	97.1%
Uninsured deposits %	32.6%	33.1%	32.8%	31.5%	32.3%
Adjusted uninsured deposits % (1)	17.6%	18.9%	17.7%	17.3%	19.6%
Top 20 depositors %	14.0%	13.9%	14.1%	12.4%	12.1%
Public funds %	18.5%	17.9%	18.8%	17.5%	16.5%
Average account size (excluding brokered)	$27.0	$26.9	$27.1	$26.7	$27.0

Securities Data
Held-to-maturity (HTM) at fair value	$-	$-	$-	$-	$-
Available-for-sale (AFS) at fair value (2)	1,014,433	946,708	911,184	961,123	998,128
Equity investment at fair value (3)	5,736	5,773	5,860	6,458	6,387
Total securities at fair value	$1,020,169	$952,481	$917,044	$967,581	$1,004,515
Cash+Securities/Assets	12.9%	12.4%	12.1%	12.6%	13.6%
Projected AFS cash flow in next 12 months	$89,563	$69,067	$66,495	$64,687	$73,184
AFS average life (years)	5.3	6.2	6.5	6.5	6.4

Liquidity Sources
Cash and cash equivalents	$89,681	$114,756	$117,497	$121,727	$157,027

EXHIBIT 99.1

Unpledged securities at fair value	398,610	314,385	280,916	298,471	211,468
FHLB borrowing capacity	1,383,086	1,336,707	1,311,091	1,542,459	1,358,650
Brokered deposits	491,447	513,767	316,697	288,719	524,889
Bank and parent lines of credit	70,000	70,000	70,000	70,000	70,000
Federal Reserve - Discount Window and BTFP (4)	680,456	620,518	471,395	491,141	129,918
Total	$3,113,280	$2,970,133	$2,567,596	$2,812,517	$2,451,952
Total liquidity to adjusted uninsured deposits ratio	244.7%	218.3%	204.0%	230.5%	183.2%

(1) Adjusted for collateralized deposits, other insured deposits and intra-company accounts.
(2) Mark-to-market included in accumulated other comprehensive income.
(3) Mark-to-market included in net income each quarter.
(4) Includes capacity related to unpledged securities at par value in excess of fair value under Bank Term Funding Program prior to 3/31/24.

EXHIBIT 99.1

Premier Financial Corp.
Loans and Capital
(dollars in thousands)
	3/31/24	12/31/23	9/30/23	6/30/23	3/31/23
Loan Portfolio Composition
Residential real estate	$1,816,416	$1,810,265	$1,797,676	$1,711,632	$1,624,331
Residential real estate construction	15,009	28,794	51,637	111,708	141,209
Total residential loans	1,831,425	1,839,059	1,849,313	1,823,340	1,765,540

Commercial real estate	2,830,086	2,839,905	2,820,410	2,848,410	2,813,441
Commercial construction	535,294	528,563	502,502	472,328	440,510
Commercial excluding PPP	1,030,620	1,056,334	1,038,939	1,068,795	1,060,351
Core commercial loans (1)	4,396,000	4,424,802	4,361,851	4,389,533	4,314,302

Consumer direct/indirect	187,664	193,830	203,800	210,390	212,299
Home equity and improvement lines	265,362	267,960	269,053	272,792	271,676
Total consumer loans	453,026	461,790	472,853	483,182	483,975

Deferred loan origination fees	12,877	13,267	12,326	11,936	11,221
Core loans (1)	6,693,328	6,738,918	6,696,343	6,707,991	6,575,038
PPP loans	417	469	526	577	791
Total loans	$6,693,745	$6,739,387	$6,696,869	$6,708,568	$6,575,829

Loans held for sale	$137,523	$145,641	$135,218	$128,079	$119,631
Core residential loans (1)	1,968,948	1,984,700	1,984,531	1,951,419	1,885,171
Total loans including loans held for sale but excluding PPP	6,830,851	6,884,559	6,831,561	6,836,070	6,694,669

Undisbursed construction loan funds - residential	$57,246	$72,748	$82,689	$102,198	$157,934
Undisbursed construction loan funds - commercial	151,677	208,718	284,610	353,455	446,294
Undisbursed construction loan funds - total	208,923	281,466	367,299	455,653	604,228
Total construction loans including undisbursed funds	$759,226	$838,823	$921,438	$1,039,689	$1,185,947
Gross loans (2)	$6,889,791	$7,007,586	$7,051,842	$7,152,285	$7,168,836

Fixed rate loans %	49.0%	49.3%	49.8%	49.8%	49.5%
Floating rate loans %	16.5%	15.6%	15.8%	15.9%	13.4%
Adjustable rate loans repricing within 1 year %	3.4%	3.4%	2.9%	1.5%	2.0%
Adjustable rate loans repricing over 1 year %	31.1%	31.7%	31.5%	32.8%	35.1%

Commercial Real Estate Loans Composition
Non owner occupied excluding office	$1,026,598	$1,027,801	$1,023,585	$1,012,400	$947,442
Non owner occupied office	189,436	205,302	207,869	225,046	220,668
Owner occupied excluding office	656,825	653,849	597,303	603,650	609,203
Owner occupied office	112,706	113,679	106,761	107,240	109,014
Multifamily	652,371	642,651	627,602	633,909	661,996
Agriculture land	121,102	121,544	119,710	123,104	122,384
Other commercial real estate	71,048	75,079	137,580	143,061	142,734
Total commercial real estate loans	$2,830,086	$2,839,905	$2,820,410	$2,848,410	$2,813,441

Capital Balances
Total equity	$974,341	$975,627	$919,567	$936,971	$914,450
Less: Regulatory goodwill and intangibles	301,716	302,706	303,740	304,818	330,711

EXHIBIT 99.1

Less: Accumulated other comprehensive income/(loss) ("AOCI")	(162,081)	(153,719)	(200,282)	(168,721)	(153,709)
Common equity tier 1 capital ("CET1")	834,706	826,640	816,109	800,874	737,448
Add: Tier 1 subordinated debt	35,000	35,000	35,000	35,000	35,000
Tier 1 capital	869,706	861,640	851,109	835,874	772,448
Add: Regulatory allowances	79,827	80,231	80,791	80,812	80,003
Add: Tier 2 subordinated debt	50,000	50,000	50,000	50,000	50,000
Total risk-based capital	$999,533	$991,871	$981,900	$966,686	$902,451

Total risk-weighted assets	$6,964,156	$7,066,743	$7,329,471	$7,381,940	$7,370,704

Capital Ratios
CET1 Ratio	11.99%	11.70%	11.13%	10.85%	10.01%
CET1 Ratio including AOCI	9.66%	9.52%	8.40%	8.56%	7.92%
Tier 1 Capital Ratio	12.49%	12.19%	11.61%	11.32%	10.48%
Tier 1 Capital Ratio including AOCI	10.16%	10.02%	8.88%	9.04%	8.39%
Total Capital Ratio	14.35%	14.04%	13.39%	13.10%	12.24%
Total Capital Ratio including AOCI	12.03%	11.86%	10.66%	10.81%	10.16%

 (1) Core loans represents total loans excluding undisbursed loan funds, deferred loan origination fees and PPP loans. Core commercial loans represents total commercial real estate, commercial and commercial construction excluding commercial undisbursed loan funds, deferred loan origination fees and PPP loans. Core residential loans represents total loans held for sale, one to four family residential real estate and residential construction excluding residential undisbursed loan funds and deferred loan origination fees.

(2) Gross loans represent total loans including undisbursed construction funds but excluding deferred loan origination fees.

EXHIBIT 99.1

Premier Financial Corp.
Loan Delinquency Information
(dollars in thousands)	Total Balance	Current	30 to 89 days past due	% of Total	Non Accrual Loans	% of Total

March 31, 2024
One to four family residential real estate	$1,816,416	$1,797,169	$5,834	0.32%	$13,413	0.74%
Construction	759,226	759,226	-	0.00%	-	0.00%
Commercial real estate	2,830,086	2,821,750	1,083	0.04%	7,253	0.26%
Commercial	1,031,037	1,013,857	4,440	0.43%	12,740	1.24%
Home equity and improvement	265,362	260,683	2,613	0.98%	2,066	0.78%
Consumer finance	187,664	179,741	4,364	2.33%	3,559	1.90%
Gross loans	$6,889,791	$6,832,426	$18,334	0.27%	$39,031	0.57%

December 31, 2023
One to four family residential real estate	$1,810,265	$1,785,935	$9,429	0.52%	$14,901	0.82%
Construction	838,823	838,715	108	0.01%	-	0.00%
Commercial real estate	2,839,905	2,833,233	475	0.02%	6,197	0.22%
Commercial	1,056,803	1,045,185	2,623	0.25%	8,995	0.85%
Home equity and improvement	267,960	263,134	2,887	1.08%	1,939	0.72%
Consumer finance	193,830	185,041	5,330	2.75%	3,459	1.78%
Gross loans	$7,007,586	$6,951,243	$20,852	0.30%	$35,491	0.51%

March 31, 2023
One to four family residential real estate	$1,624,331	$1,611,658	$4,514	0.28%	$8,159	0.50%
Construction	1,185,947	1,185,803	144	0.01%	-	0.00%
Commercial real estate	2,813,441	2,799,007	88	0.00%	14,346	0.51%
Commercial	1,061,142	1,053,681	471	0.04%	6,990	0.66%
Home equity and improvement	271,676	266,931	2,404	0.88%	2,341	0.86%
Consumer finance	212,299	206,247	3,511	1.65%	2,541	1.20%
Gross loans	$7,168,836	$7,123,327	$11,132	0.16%	$34,377	0.48%

Loan Risk Ratings Information
(dollars in thousands)	Total Balance	Pass Rated	Special Mention	% of Total	Classified	% of Total

March 31, 2024
One to four family residential real estate	$1,806,724	$1,794,030	$487	0.03%	$12,207	0.68%
Construction	759,226	751,726	7,500	0.99%	-	0.00%
Commercial real estate	2,828,138	2,749,206	53,456	1.89%	25,476	0.90%
Commercial	1,027,101	945,049	32,487	3.16%	49,565	4.83%
Home equity and improvement	263,897	262,046	-	0.00%	1,851	0.70%
Consumer finance	187,501	184,214	-	0.00%	3,287	1.75%
PCD loans	17,204	12,006	2,485	14.44%	2,713	15.77%
Gross loans	$6,889,791	$6,698,277	$96,415	1.40%	$95,099	1.38%

December 31, 2023

EXHIBIT 99.1

One to four family residential real estate	$1,800,383	$1,785,839	$594	0.03%	$13,950	0.77%
Construction	838,823	831,333	7,490	0.89%	-	0.00%
Commercial real estate	2,837,865	2,760,804	50,784	1.79%	26,277	0.93%
Commercial	1,054,834	975,264	57,634	5.46%	21,936	2.08%
Home equity and improvement	266,082	264,664	-	0.00%	1,418	0.53%
Consumer finance	193,626	190,393	-	0.00%	3,233	1.67%
PCD loans	15,973	12,899	197	1.23%	2,877	18.01%
Gross loans	$7,007,586	$6,821,196	$116,699	1.67%	$69,691	0.99%

March 31, 2023
One to four family residential real estate	$1,612,999	$1,604,694	$493	0.03%	$7,812	0.48%
Construction	1,185,947	1,185,947	-	0.00%	-	0.00%
Commercial real estate	2,811,999	2,748,598	41,677	1.48%	21,724	0.77%
Commercial	1,055,829	1,015,416	33,090	3.13%	7,323	0.69%
Home equity and improvement	269,455	267,588	-	0.00%	1,867	0.69%
Consumer finance	212,043	209,566	-	0.00%	2,477	1.17%
PCD loans	20,564	13,177	3,683	17.91%	3,704	18.01%
Gross loans	$7,168,836	$7,044,986	$78,943	1.10%	$44,907	0.63%

EXHIBIT 99.1

Premier Financial Corp.
Mortgage and Credit Information
(dollars in thousands)
	As of and for the Three Months Ended
Mortgage Banking Summary	3/31/24	12/31/23	9/30/23	6/30/23	3/31/23
Revenue from sales and servicing of mortgage loans:
Mortgage banking gains, net	$1,283	$439	$2,584	$2,242	$(837)
Mortgage loan servicing revenue (expense):
Mortgage loan servicing revenue	1,842	1,844	1,850	1,845	1,888
Amortization of mortgage servicing rights	(1,238)	(1,257)	(1,291)	(1,277)	(1,219)
Mortgage servicing rights valuation adjustments	463	(224)	131	130	(106)
	1,067	363	690	698	563
Total revenue from sale/servicing of mortgage loans	$2,350	$802	$3,274	$2,940	$(274)

Mortgage servicing rights:
Balance at beginning of period	$19,452	$20,174	$20,823	$21,447	$21,858
Loans sold, servicing retained	707	535	642	653	808
Amortization	(1,238)	(1,257)	(1,291)	(1,277)	(1,219)
Balance at end of period	18,921	19,452	20,174	20,823	21,447
Valuation allowance:
Balance at beginning of period	(756)	(532)	(663)	(793)	(687)
Impairment recovery (charges)	463	(224)	131	130	(106)
Balance at end of period	(293)	(756)	(532)	(663)	(793)
Net carrying value at end of period	$18,628	$18,696	$19,642	$20,160	$20,654

Allowance for credit losses - loans
Beginning allowance	$76,512	$76,513	$75,921	$74,273	$72,816
Provision (benefit) for credit losses - loans	560	2,143	245	1,410	3,944
Net recoveries (charge-offs)	(393)	(2,144)	347	238	(2,487)
Ending allowance	$76,679	$76,512	$76,513	$75,921	$74,273

Total loans	$6,693,745	$6,739,387	$6,696,869	$6,708,568	$6,575,829
Less: PPP loans	(417)	(469)	(526)	(577)	(791)
Total loans ex PPP	$6,693,328	$6,738,918	$6,696,343	$6,707,991	$6,575,038

Allowance for credit losses (ACL)	$76,679	$76,512	$76,513	$75,921	$74,273
Add: Unaccreted purchase accounting marks	889	1,160	1,526	1,901	2,301
Adjusted ACL	$77,568	$77,672	$78,039	$77,822	$76,574
ACL/Loans	1.15%	1.14%	1.14%	1.13%	1.13%
Adjusted ACL/Loans ex PPP	1.16%	1.15%	1.17%	1.16%	1.16%

Credit Quality
Total non-performing loans (1)	$39,031	$35,491	$39,463	$36,991	$34,377
Real estate owned (REO)	255	243	387	561	393
Total non-performing assets (2)	$39,286	$35,734	$39,850	$37,552	$34,770
Net charge-offs (recoveries)	393	2,144	(347)	(238)	2,487

Allowance for credit losses / non-performing assets	195.18%	214.12%	192.00%	202.18%	213.61%
Allowance for credit losses / non-performing loans	196.46%	215.58%	193.89%	205.24%	216.05%
Non-performing assets / loans plus REO	0.59%	0.53%	0.60%	0.56%	0.53%

EXHIBIT 99.1

Non-performing assets / total assets	0.46%	0.41%	0.47%	0.44%	0.41%
Net charge-offs (recoveries) / average loans	0.02%	0.13%	-0.02%	-0.01%	0.15%
Net charge-offs (recoveries) / average loans LTM	0.03%	0.06%	0.04%	0.14%	0.14%

(1) Non-performing loans consist of non-accrual loans.
(2) Non-performing assets are non-performing loans plus real estate and other assets acquired by foreclosure or deed-in-lieu thereof.

Premier Financial Corp.
Non-GAAP Reconciliations	Three Months Ended
(In thousands, except per share and ratio data)	3/31/24	12/31/23	9/30/23	6/30/23	3/31/23
Total non-interest expenses	$39,900	$37,893	$38,052	$44,495	$42,791
Less: Transaction costs (pre-tax)	-	-	-	3,652	-
Core non-interest expenses	$39,900	$37,893	$38,052	$40,843	$42,791
Average total assets	$8,591,947	$8,536,193	$8,582,219	$8,597,786	$8,433,100
Core non-interest expenses / average assets	1.87%	1.76%	1.76%	1.91%	2.06%

Total non-interest expenses	$39,900	$37,893	$38,052	$44,495	$42,791
Less: Insurance agency expenses	-	-	-	7,084	2,993
Non-interest expenses excluding insurance agency	$39,900	$37,893	$38,052	$37,411	$39,798

Non-interest income	$12,496	$11,789	$13,253	$53,346	$12,462
Less: Gain on sale of insurance agency (pre-tax)	-	-	-	36,296	-
Core non-interest income	$12,496	$11,789	$13,253	$17,050	$12,462
Less: Securities gains (losses)	(37)	675	256	64	(1,411)
Core non-interest income (ex securities gains/losses)	$12,533	$11,114	$12,997	$16,986	$13,873

Tax-equivalent net interest income	$49,649	$52,593	$54,318	$54,059	$56,391
Core non-interest income (ex securities gains/losses)	12,533	11,114	12,997	16,986	13,873
Total core revenues	62,182	63,707	67,315	71,045	70,264
Core non-interest expenses	$39,900	$37,893	$38,052	$40,843	$42,791
Core efficiency ratio	64.17%	59.48%	56.53%	57.49%	60.90%

Income (loss) before income taxes	$22,303	$24,686	$30,238	$62,303	$22,252
Add: Provision (benefit) for credit losses	(133)	1,761	(773)	540	3,706
Pre-tax pre-provision income	22,170	26,447	29,465	62,843	25,958
Add: Transaction costs (pre-tax)	-	-	-	3,652	-
Less: Gain on sale of insurance agency (pre-tax)	-	-	-	36,296	-
Core pre-tax pre-provision income	$22,170	$26,447	$29,465	$30,199	$25,958
Average total assets	$8,591,947	$8,536,193	$8,582,219	$8,597,786	$8,433,100
Core pre-tax pre-provision return on average assets	1.04%	1.23%	1.36%	1.41%	1.25%

Net income (loss)	$17,789	$20,070	$24,687	$48,391	$18,149
Less: Gain on sale of insurance agency (pre-tax)	-	-	-	36,296	-
Add: Transaction costs (pre-tax)	-	-	-	3,652	-
Add: Tax impact of sale transaction	-	-	-	8,483	-
Core net income	$17,789	$20,070	$24,687	$24,230	$18,149
Diluted shares - Reported	35,771	35,772	35,794	35,800	35,719
Core diluted EPS	$0.50	$0.56	$0.69	$0.68	$0.51

Average total assets	$8,591,947	$8,536,193	$8,582,219	$8,597,786	$8,433,100
Core return on average assets	0.83%	0.93%	1.14%	1.13%	0.87%

Average total equity	$974,560	$930,835	$939,456	$921,441	$901,587
Core return on average equity	7.34%	8.55%	10.43%	10.55%	8.16%

Average total tangible equity	$667,334	$622,592	$630,126	$586,579	$565,169
Core return on average tangible equity	10.72%	12.79%	15.54%	16.57%	13.02%